Exhibit 10(m)(1)
FIRST AMENDMENT TO THE
HOWMET AEROSPACE DEFERRED COMPENSATION PLAN
(Restated effective February 1, 2020)
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Pursuant to Section 9.1 of the HOWMET AEROSPACE DEFERRED COMPENSATION PLAN (“Plan”), which provides that the Plan may be amended by action of the Board or Benefits Management Committee, the Plan is amended as described below. Unless specifically stated otherwise, any reference in this Amendment to “Section” is intended to refer to the applicable Section of the Plan. This amendment is effective as of January 1, 2024.
1.    The second paragraph of Section 3.2 is amended as follows:
Only Eligible Employees, including any promotions, new hires or rehires, who are in a job band of 50 or above at the time of election may elect or remove a “spill over” election. An Eligible Employee who is in a job band 50 or above, who has elected and is contributing a portion of his or her Salary under the Savings Plan, but has been limited by Code limits on their contributions to the Savings Plan, and who has elected to make a “spill-over” election to this Plan will be credited with Salary Reduction Credits or Additional Salary Reduction Credits, as applicable, up to the amount that their election to the Savings Plan was limited.

In all other respects, the Plan is unchanged.